Exhibit 10.4


                              PARTNERSHIP AGREEMENT

                                 BY AND BETWEEN

                         LENNAR LAND PARTNERS SUB, INC.

                                       AND

                           LNR LAND PARTNERS SUB, INC.




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                             PARTNERSHIP AGREEMENT
                                 BY AND BETWEEN
                         LENNAR LAND PARTNERS SUB, INC.
                                      AND
                          LNR LAND PARTNERS SUB, INC.


                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                    ARTICLE I

                             Organizational Matters

  1.1  Formation..........................................................  1
  1.2  Name     ..........................................................  1
  1.3  Principal Office...................................................  1
  1.4  Term     ..........................................................  1
  1.5  Purpose  ..........................................................  2
  1.6  Powers  ...........................................................  2
  1.7  Statutory Filings..................................................  2

                                   ARTICLE II

                                   Definitions

                                   ARTICLE III

                              Capital Contributions

  3.1  Initial Capital Contributions.....................................  5
  3.2  Voluntary Contributions...........................................  5
  3.3  Required Additional Capital Contributions.........................  5
  3.4  No Withdrawal.....................................................  6
  3.5  Interest .........................................................  6
  3.6  Loans to the Partnership..........................................  6
  3.7  Capital Accounts..................................................  6

                                   ARTICLE IV

                          Allocations and Distributions

  4.1  Allocations for Capital Account Purposes.........................  8
  4.2  Allocations for Tax Purposes.....................................  9
  4.3  Distributions.................................................... 10





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                                    ARTICLE V

                      Governance and Management of Business

  5.1  Executive Committee............................................. 10
  5.2  Management Agreement............................................ 12
  5.3  Indemnification................................................. 13
  5.4  Insurance....................................................... 13
  5.5  Annual Business Plan............................................ 13
  5.6  Reimbursement of Partners....................................... 14
  5.7  Outside Activities.............................................. 14
  5.8  Dealings With Partnership....................................... 14
  5.9  Partnership Funds............................................... 14
  5.10 Title to Partnership Assets..................................... 15

                                   ARTICLE VI

                     Books, Records, Accounting and Reports

  6.1  Records and Accounting.......................................... 15
  6.2  Fiscal Year..................................................... 15
  6.3  Financial Statements and Financial Information.................. 15
  6.4  Other Information............................................... 16
  6.5  Reimbursement................................................... 16

                                   ARTICLE VII

                                   Tax Matters

  7.1  Recognition of Partnership...................................... 16
  7.2  Preparation of Tax Returns...................................... 16
  7.3  Accounting Methods; Tax Elections............................... 16
  7.4  Tax Controversies............................................... 17
  7.5  Withholding..................................................... 17
  7.6  Reimbursement................................................... 17

                                  ARTICLE VIII

                              Transfer of Interests

  8.1  Restrictions on Transfer........................................ 17
  8.2  Permissible Transfers........................................... 17
  8.3  Right of First Refusal.......................................... 17

                                   ARTICLE IX

                              Admission of Partners

  9.1  Admission of Additional Partners................................ 19
  9.2  Interest of New Partner......................................... 19



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                                    ARTICLE X

                           Dissolution and Liquidation

  10.1  Dissolution..................................................... 19
  10.2  Effect of Dissolution........................................... 19
  10.3  Liquidation..................................................... 19
  10.4  Distribution in Kind............................................ 20
  10.5  Reasonable Time for Winding Up.................................. 20
  10.6  Waiver of Partition............................................. 20
  10.7  Voluntary Termination........................................... 20

                                   ARTICLE XI

                               General Provisions

  11.1  Indemnification................................................. 20
  11.2  Contribution by Partners........................................ 20

  11.3  Notices ........................................................ 21
  11.4  Amendments...................................................... 21
  11.5  Titles and Captions............................................. 21
  11.6  Binding Effect.................................................. 21
  11.7  Integration..................................................... 21
  11.8  Creditors....................................................... 22
  11.9  Counterparts.................................................... 22
  11.10 Applicable Law.................................................. 22
  11.11 Survival........................................................ 22


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                                    EXHIBITS

A.       Schedule of Original Properties, Fair Market Values and Option Prices

B.       Management Agreement

C.       Business Plan and Budget for the Partnership's fiscal year 1997



                                        v


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                              PARTNERSHIP AGREEMENT

                This is a PARTNERSHIP AGREEMENT (the "AGREEMENT"), dated as of October 24, 1997, by and among LENNAR LAND PARTNERS SUB, INC., a Delaware corporation (the "MANAGING GENERAL PARTNER"), and LNR LAND PARTNERS SUB, INC., a Delaware corporation (the "GENERAL PARTNER" and together with the Managing General Partner, the "PARTNERS"), and, only with respect to Section 8.1, LENNAR CORPORATION, a Delaware corporation ("LENNAR") and LNR Property Corporation, a Delaware corporation ("LNR").

                                    RECITALS

                A. The Partners desire to form a general partnership under the laws of the State of Florida for the purposes and on the terms and conditions stated in this Agreement.

                B. The Managing General Partner was formed solely for the purpose of participating in the partnership created by this Agreement, and is a wholly owned subsidiary of Lennar.

                C. The General Partner was formed solely for the purpose of participating in the partnership created by this Agreement, and is a wholly owned subsidiary of LNR.

                All capitalized terms used in this Agreement which are not otherwise defined are defined in Article II.

                                    ARTICLE I

                             Organizational Matters

                1.1 FORMATION. By signing this Agreement, the Managing General Partner and the General Partner form a general partnership (the "PARTNERSHIP") under the laws of the State of Florida.

                1.2 NAME. The name of the Partnership is "Lennar Land Partners."

                1.3 PRINCIPAL OFFICE. The principal business address of the Partnership will be 700 Northwest 107th Avenue, Miami, Florida 33172, or such other place as the Executive Committee may from time to time provide. The Partnership may maintain offices at such other place or places as the Executive Committee deems advisable.

                1.4 TERM. The Partnership will begin on the date of this Agreement and will continue until one or more of the Partners gives written notice to the Partnership and to the other Partner(s) of an election to terminate the Partnership, which any Partner may do at any time after November 30, 2002, but not before then. Beginning 60 days after a Partner elects to terminate the Partnership, the Partnership will cease acquiring assets and will engage in no activities other than (i) fulfilling agreements in effect at the end of the 60 day period, (ii) disposing of assets in the ordinary course, and
(iii) when an event described in any of paragraphs 10.1 (a) through (d) occurs, dissolving and liquidating the Partnership as described in Article X.


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                1.5 PURPOSE. The purposes of the Partnership will be to acquire, own, invest in, hold, develop, improve and sell land and to engage in all activities which are incidental or necessary to the foregoing.

                1.6 POWERS. The Partnership is empowered to do any and all things necessary, appropriate, or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Partnership and its properties.

                1.7 STATUTORY FILINGS. The Partnership shall execute and file with the Florida Department of State a registration statement pursuant to
Section 620.8105 of the Florida Act in which the name of the Partnership and the location and complete address of the Partnership's principal office in Miami, Florida, as set forth above, is set forth and in which an agent of the Partnership for service of process is designated.

                                   ARTICLE II

                                   Definitions

                The following definitions will, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

                "ADJUSTED ASSET" means any Partnership asset, the Carrying Value of which has been adjusted pursuant to Section 3.7(c) or (d).

                "AFFILIATE" means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in the definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The Partnership will not be deemed an Affiliate of any Partner.

                "AGREEMENT" means this Partnership Agreement, as it may be amended, supplemented or restated from time to time.

                "BUSINESS DAY" means Monday through Friday of each week, except that a day on which state chartered banks in the State of Florida are not required to be open for general business will not be regarded as a Business Day.

                "BUSINESS PLAN" means the annual Business Plan for the Partnership contemplated by Section 5.5.

                "CAPITAL ACCOUNT" means the capital account maintained for a Partner pursuant to Section 3.7.

                "CAPITAL CONTRIBUTION" means any cash or Contributed Asset that a Partner contributes to the Partnership pursuant to Sections 3.1, 3.2 or 9.2.

                "CARRYING VALUE" means (a) with respect to a Contributed Asset, the Fair Market Value of the asset reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Partners' Capital Accounts pursuant to Section 3.7(a) with respect to the


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asset, and (b) with respect to any other asset, the adjusted basis of the asset for Federal income tax purposes, as of the time of determination. The Carrying Value of any asset will be adjusted from time to time in accordance with Sections 3.7(c) and (d), and to reflect costs or proceeds of dispositions, acquisitions or improvements relating to the asset, as deemed appropriate by the Executive Committee.

                "CODE" means the Internal Revenue Code of 1986, as amended (and any successor to it). Any reference in this Agreement to a specific section of the Code will be deemed to include a reference to any corresponding provision of any future law.

                "CONTRIBUTED ASSET" means the interest in a property or other asset (at the time of contribution to the Partnership), other than cash, contributed to the Partnership by a Partner, including the Original Properties.

                "EXECUTIVE COMMITTEE" means the committee which governs the Partnership pursuant to Section 5.1.

                "FAIR MARKET VALUE" of any Contributed Asset (other than the Original Properties, which have the Fair Market Values shown on Exhibit A) means the gross fair market value of that asset (I.E., without regard to any liabilities assumed by the Partnership or to which that asset is subject) as determined by the Executive Committee. The Executive Committee shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the Fair Market Value of any group of Contributed Assets (other than the Original Properties) transferred to the Partnership in a single or integrated transaction among each separate asset. The Fair Market Value of any Contributed Asset will reflect any adjustments made pursuant to Section 3.7(c).

                "FLORIDA ACT" means the Florida Revised Uniform Partnership Act of 1995, Florida Statutes Section 620.81001 to Section 620.8908, as it may be amended from time to time, and any successor to such Act.

                "GENERAL PARTNER" means LNR Land Partners Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of LNR, or any successor to such Person admitted as a Partner of the Partnership, in its capacity as a Partner of the Partnership.

                "LENNAR" means Lennar Corporation, a Delaware corporation.

                "LIQUIDATION DATE" means the earlier of the date upon which (i) the Partnership is terminated under Section 708(b)(1) of the Code or (ii) the Partnership ceases to be a going concern.

                "LNR" means LNR Property Corporation, a Delaware corporation.

                "MANAGEMENT AGREEMENT" means the management agreement, dated [the date hereof], between the Partnership and the Manager, pursuant to which the Manager will conduct the day-to-day activities of the Partnership.

                "MANAGER" means Lennar in its capacity as manager under the Management Agreement or, if the Management Agreement terminates, the manager under a successor agreement. If there is no management agreement, the Managing General Partner will be the Manager.


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                "MANAGING GENERAL PARTNER" means Lennar Land Partners Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lennar, or any successor to such Person admitted as a Partner of the Partnership, in its capacity as a Partner of the Partnership.

                "MASTER PLAN" means a subdivision plan, zoning plan or other plan required to be filed with any governmental authority relating to the manner in which a property can be developed.

                "NET FAIR MARKET VALUE" means (a) in the case of any Contributed Asset, the Fair Market Value of the Contributed Asset reduced by any indebtedness or liabilities assumed by the Partnership, or to which the Contributed Asset is subject, when the Contributed Asset is contributed to the Partnership and (b) in the case of any asset distributed to a Partner pursuant to Section 4.3 or distributed in liquidation of the Partnership pursuant to Sections 10.3 and 10.4, the Fair Market Value of the asset at the time it is distributed reduced by any indebtedness assumed by the Partner, or to which the asset is subject, when it is distributed.

                "ORIGINAL PROPERTIES" mean the assets described on Exhibit A.

                "PARTNER" means the Managing General Partner, the General Partner and any Person admitted as a general partner pursuant to Article VII or IX of this Agreement.

                "PARTNER MINIMUM GAIN" has the meaning set forth in Regulation
Section 1.704-2(i).

                "PARTNERSHIP" means the general partnership created pursuant to this Agreement.

                "PARTNERSHIP INTEREST" means the interest of a Partner in the Partnership under this Agreement and the Florida Act.

                "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Regulation Section 1.704-2(d).

                "PERCENTAGE INTEREST" of a Partner at a point in time means the quotient of that Partner's Capital Account at that point in time divided by the total Capital Accounts of all the Partners at that point in time.

                "PERSON" means an individual or a corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity.

                "REGULATIONS" mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                "UNREALIZED GAIN" attributable to a Partnership asset means, as of any date, the excess, if any, of the fair market value of the asset (as determined under Section 3.7(d)) on that date over the Carrying Value of the asset on that date (prior to any adjustment to be made pursuant to Section 3.7(d) as of that date).

                "UNREALIZED LOSS" attributable to a Partnership asset means, as of any date, the excess, if any, of the Carrying Value of the asset on that date (prior to any adjustment to be made pursuant to Section 3.7(d) on that date) over the fair market value of the asset (as determined under Section 3.7(d)) on that date.


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                                   ARTICLE III

                              Capital Contributions

                3.1 INITIAL CAPITAL CONTRIBUTIONS. The aggregate Net Fair Market Value on the date of this Agreement of the Capital Contribution made by each Partner is $_____________ and the initial Percentage Interest of each Partner is 50%.

                3.2 VOLUNTARY CONTRIBUTIONS. A Partner may with the consent of the Executive Committee (but not without it) make voluntary contributions of capital to the Partnership.

                3.3 REQUIRED ADDITIONAL CAPITAL CONTRIBUTIONS. (a) If at any time the Managing General Partner requests that the Executive Committee require the Partners to make additional capital contributions to the Partnership in a specified aggregate amount (the requested aggregate amount being a "Requested Additional Capital Contribution") and the Executive Committee approves the request, each Partner will be required to contribute to the Partnership a portion of the aggregate amount approved by the Executive Committee (the "Additional Capital Contribution"), whether or not it is the same as the Requested Additional Capital Contribution) equal to the Partner's Percentage Interest (the portion of an Additional Capital Contribution which a Partner is required to contribute being the "Partner's Additional Contribution"). The Executive Committee may reject a request for a Requested Additional Capital Contribution, may approve Additional Capital Contributions in an aggregate amount which is greater or less than the Requested Additional Capital Contribution, and may cause the Partnership to borrow some or all of the funds which would have been provided by the Requested Additional Capital Contribution instead of asking the Partners to contribute those funds.

                (b) Each Partner will make any Partner's Additional Contribution it is required to make within 20 business days after the day on which the Executive Committee approves the Additional Capital Contribution of which the Partner's Additional Contribution is a part, by wire transfer to a bank account of the Partnership specified by the Executive Committee.

                (c) If any Partner (the "Non-Contributing Partner") fails to make any Partner's Additional Contribution when it is due, the Partner which made its required Partner's Additional Contribution (the "Contributing Partner") will have the option to (i) bring an action at law or in equity, in the Partner's own name or on behalf of the Partnership, to enforce the obligation of the Non-Contributing Partner to make the required Partner's Additional Contribution (provided that the liability of the Non-Contributing Partner will be limited to its own assets, and no shareholder, officer or director of the Non-Contributing Partner will have any liability as a result of a failure of the Non-Contributing Partner to make the required Partner's Additional Contribution), or (ii) pay into the Partnership a sum equal to the Partner's Additional Contribution which the Non-Contributing Partner failed to make, which payment will be treated as (x) a capital contribution by the Non-Contributing Partner and (y) a loan from the Contributing Partner to the Non-Contributing Partner, which is (A) payable on demand by the Contributing Partner, (b) will bear interest from the date the sum is paid into the Partnership until the date it is repaid at 20% per annum (or such lower rate as is the maximum rate permitted by law), (C) will be secured by a lien on the Non-Contributing Partner's Partnership Interest, and (D) will be automatically repaid (whether or not the Contributing Partner has demanded payment) by the Partnership's paying to the Contributing Partner all sums which otherwise would be paid to the Non-Contributing Partner, to be applied first against interest, and then against principal, until the loan and all interest on it has been repaid in full.


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                3.4 NO WITHDRAWAL. No Partner will be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership without the consent of the Executive Committee.

                3.5 INTEREST. No interest will be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

                3.6 LOANS TO THE PARTNERSHIP. No Partner may lend to the Partnership or advance money for the Partnership's benefit without the approval of the Executive Committee. Except as otherwise provided in Section 3.3, loans by a Partner to the Partnership, or advances by a Partner for the Partnership's benefit, (a) will not be considered Capital Contributions, and (b) will be on terms (including terms as to interest and repayment) which are approved by the Executive Committee.

                3.7 CAPITAL ACCOUNTS. (a) The Partnership will maintain a separate Capital Account for each Partner. A Partner's Capital Account will be:
(i) increased by (A) the cash amount or Net Fair Market Value of all Capital Contributions made by the Partner and (B) all items of Partnership income and gain allocated to the Partner pursuant to Section 4.1, and (ii) decreased by (A) the cash amount or Net Fair Market Value of all distributions of cash or assets made by the Partnership to the Partner and (B) all items of Partnership deduction and loss allocated to the Partner pursuant to Section 4.1.

                (b) For the purpose of computing the amount of any item of income, gain, loss or deduction to be reflected in a Partner's Capital Account, the determination, recognition and classification of each item will be the same as its determination, recognition and classification for Federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), subject to the following exceptions:

                  (i) In accordance with Section 704 of the Code, any deduction for depreciation, cost recovery or amortization attributable to a Contributed Asset will be determined as if the adjusted basis of the asset on the date it was contributed to the Partnership were equal to the Fair Market Value of the asset ("BOOK DEPRECIATION"). Upon an adjustment pursuant to Section 3.7(c) or
  (d) to the Carrying Value of any Partnership asset subject to depreciation, cost recovery or amortization, any further deductions for the Book Depreciation with regard to the asset immediately after the adjustment will be determined as if the adjusted basis of the asset immediately after the adjustment were equal to the Carrying Value of the asset immediately following the adjustment. For any period, Book Depreciation attributable to any asset will be the amount that bears the same relationship to the Fair Market Value (in the case of Contributed Asset) or Carrying Value (immediately following any adjustment referred to in the preceding sentence), as the case may be, of the asset at the beginning of the period that the Federal income tax depreciation, cost recovery or amortization deduction with respect to the asset for the period bears to the adjusted basis of the asset at the beginning of the period; PROVIDED that if an asset has a zero adjusted basis, the Book Depreciation may be determined under any reasonable method selected by the Managing General Partner. For all purposes of this Section 3.7, Book Depreciation will be in lieu of any Federal income tax depreciation, cost recovery or amortization deductions with respect to Partnership Assets and will be allocated among the Partners pursuant to Section 4.1.

                 (ii) Any income, gain or loss resulting from the taxable disposition of any Partnership asset will be determined as if the adjusted basis of the asset at the date of the disposition were equal in amount to the Carrying Value of the asset at that date. For all purposes of this Section 3.7, the income, gain or loss computed in that manner will be in lieu of any income, gain or loss for Federal


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  income tax purposes resulting from such a disposition and will be allocated among the Partners pursuant to Section 4.1.

                (iii) Any expenditures of the Partnership described, or treated under, Regulation Section 1.704-1(b)(2)(iv)(i) as described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing any item of income, gain, deduction or loss for Federal income tax purposes will be treated as an item of deduction and allocated among the Partners pursuant to Section 4.1.

                 (iv) To the extent an adjustment to the adjusted basis of any Partnership asset under Section 734(b) of the Code or Section 743(b) of the Code is required by Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Account of each of the Partners will be treated as an item of gain (if the adjustment increases the basis of the Partnership asset) or loss (if the adjustment decreases its basis), and that gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulation; PROVIDED that no adjustment pursuant to this Section 3.7(b)(iv) will be made to the extent that the Managing General Partner determines that an adjustment to Capital Accounts pursuant to Section 3.7(c) or (d) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 3.7(b)(iv).

                  (v) Any income of the Partnership that is exempt from Federal income tax, or any expense of the Partnership that is not deductible or available as a credit for Federal income tax purposes, will be treated as an item of income or expense and allocated among the Partners pursuant to Section 4.1.

                (c) If there is a termination of the Partnership under Section 708(b)(1)(B) of the Code, to the extent provided in applicable Regulations, the Partnership assets will be deemed to have been distributed in liquidation of the Partnership to the remaining Partners (including the transferee of the Partnership Interest) and deemed contributed by those Partners and transferees in reconstitution of the Partnership. Those deemed distributions and deemed contributions will be made in accordance with all provisions of this Agreement relating to Capital Accounts. In addition, in such event, the Carrying Values of the Partnership properties will be adjusted immediately prior to the deemed distribution pursuant to Section 3.7(d)(ii) (and those adjusted Carrying Values will constitute the Fair Market Values of the assets upon the deemed contribution to the reconstituted Partnership). The Capital Accounts of the reconstituted Partnership will be maintained in accordance with the principles of this Section 3.7.

                (d) (i) Upon the admission of additional Partners pursuant to
Article IX, the Capital Accounts of all Partners and the Carrying Values of all Partnership assets will, immediately prior to the admission of the additional Partners, be adjusted upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to those assets (as if that Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such asset, immediately prior to such admission, and had been allocated to the Partners at that time pursuant to Section 4.1). In determining such Unrealized Gain or Unrealized Loss, the Executive Committee will determine the aggregate gross fair market value of Partnership using any reasonable method of valuation which it deems appropriate and shall adjust the Carrying Value of the Partnership's assets to reflect that fair market value.

                 (ii) Immediately prior to a distribution (whether in connection with a Liquidation of the Partnership or otherwise) of Partnership property (other than a DE MINIMIS distribution, as determined by the Managing General Partner), the Capital Accounts of all Partners and the Carrying Values of all


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Partnership assets shall, be adjusted upwards or downwards to reflect any
Unrealized Gain or Unrealized Loss attributable to those assets (as if the Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each asset immediately prior to the distribution, and had been allocated to the Partners at that time pursuant to Section 4.1). In determining such Unrealized Gain or Unrealized Loss, the Managing General Partner shall determine the aggregate gross fair market value of the Partnership using any reasonable method of valuation which it deems appropriate.

                (iii) Notwithstanding anything to the contrary in this Section 3.7(d), all or any portion of any adjustment pursuant to Section 3.7(d)(i) or
(ii) will be made only if, and to the extent that, the Managing General Partner reasonably determines that the adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

                (e) The determination of the amount of any liability for purposes of this Section 3.7 (including, without limitation, in connection with the computation of Net Fair Market Value, Unrealized Gain and Unrealized Loss) will be made in accordance with Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

                (f) If all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor in accordance with Regulation Section 1.704-1(b)(2)(iv)(1).

                (g) It is the intention of the Partners that Capital Accounts will be determined in a manner so that the allocations in this Agreement will have, or be deemed to have, substantial economic effect under Section 704(b) of the Code and Regulations thereunder. If the Managing General Partner determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or the Partners or their Affiliates), are computed in order to comply with such Regulations, the Managing General Partner shall make that modification. The Managing General Partner may also make any modifications to this Agreement which are necessary so unanticipated events will not cause this Agreement to fail to comply with those Regulations.

                                   ARTICLE IV

                          Allocations and Distributions

                4.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. (a) For purposes of maintaining the Capital Accounts, except as otherwise provided in this
Section 4.1, each item of Partnership income, gain, loss and deduction will be allocated to the Partners in proportion to their respective Percentage Interests, determined as of the end of each fiscal year or other applicable period and before taking into account the allocations under this Section 4.1.

                (b) Notwithstanding anything to the contrary in this Agreement, if there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain for any fiscal year, each Partner will be specially allocated items of Partnership income and gain for that fiscal year (and, if necessary, for each subsequent fiscal year) equal to that Partner's share of the net decrease in Partnership Minimum Gain and Partner Minimum Gain for that fiscal year to the extent required in Regulation Sections 1.704-2(f) and 1.704-2(i)(4). This
Section 4.1(b) is intended to constitute a "minimum gain


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chargeback" and "partner minimum gain chargeback" within the meaning of those
Regulations and is to be interpreted consistently with those Regulations.

                (c) The Managing General Partner is authorized to adopt any convention or combination of conventions (including, without limitation, a semi-monthly or full-month convention) likely to be upheld under Section 706 of the Code regarding the allocation of items of Partnership income, gain, loss and deduction with respect to a transferred Partnership Interest or a newly issued Partnership Interest.

                (d) Except as otherwise provided in Section 4.1(b), if Federal income tax principles dealing with the deduction, apportionment or allocation of tax items between or among commonly controlled taxpayers apply to any transaction between the Partnership and a Partner, any items of Partnership income, gain, loss or deduction with regard to that transaction shall be allocated by the Managing General Partner, and correlative adjustments to Capital Accounts will be deemed to have been made by the Managing General Partner, such that each Partner will be in the same net after-tax position it would have been in (to the fullest extent practicable and taking into account net after-tax disparities, if any, remaining from prior taxable years), and have the same Capital Account balance that it would have had (to the fullest extent practicable and taking into account Capital Account disparities, if any, remaining from prior taxable years) if those Federal income tax principles had not applied.

                4.2 ALLOCATIONS FOR TAX PURPOSES. (a) For Federal, state and local income tax purposes, except as otherwise provided in this Section 4.2, each item of Partnership income, gain, loss and deduction shall be allocated to the Partners consistent with the allocations of income, gain, loss and deduction described in Section 4.1.

                (b) In the case of a Contributed Asset or Adjusted Asset, items of income, gain, and loss and depreciation, cost recovery and amortization deductions, attributable to the Contributed Asset or Adjusted Asset will be allocated for Federal income tax purposes among the Partners as follows:

                  (i) In the case of a Contributed Asset, deductions for depreciation, cost recovery or amortization attributable to the asset and gain or loss upon the sale or other disposition of the assets will be allocated to the Partners in accordance with Regulation Section 1.704-3, using methods permitted by that Regulation selected by the Managing General Partner.

                 (ii) In the case of an Adjusted Asset which was not originally a Contributed Asset, such items will be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to the Adjusted Asset and the allocations of that Unrealized Gain or Unrealized Loss pursuant to Section 3.7(d)(i). In the case of an Adjusted Asset which was originally a Contributed Asset, such items shall be allocated among the Partners in a manner consistent with Section 4.2(b)(i).

                (c) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Partnership for Federal income tax purposes and allocated to the Partners in accordance with the provisions of this Section 4.2 will be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; PROVIDED that those allocations, once made, will be adjusted, as necessary or appropriate, to take into account the adjustments permitted by Sections 734 and 743 of the Code and, where appropriate, to provide only Partners recognizing gain on Partnership distributions covered by Section 734 of the Code with the Federal income tax benefits attributable to the increased basis in Partnership assets resulting from any election under Section 754 of the Code.

                (d) Any credits of the Partnership will be allocated to the Partners in accordance with their respective Percentage Interests.

                (e) Allocations pursuant to this Section 4.2 are solely for Federal, state and local tax purposes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of income, gain, loss and deduction described in Section 4.1 or distributions pursuant to any provision of this Agreement.

                (f) The Partners are aware of the income and other tax consequences of the allocations made by this Article IV and agree to report their shares of items of Partnership income, gain, loss, deduction and credit in accordance with this Article IV; subject, however, to any adjustments required as a result of an audit of the Partnership or a Partner by a taxing authority.

                4.3 DISTRIBUTIONS. The Executive Committee may from time to time cause the Partnership to distribute cash or other property to the Partners in accordance with their respective Percentage Interests.

                                    ARTICLE V

                      Governance and Management of Business

                5.1 EXECUTIVE COMMITTEE. The Partnership will be governed by an Executive Committee as follows:

                (a) The Executive Committee will consist of not more than three members designated by each Partner. The members of the Executive Committee designated by a Partner (the Partner's "Representatives") will act as representatives of that Partner, and in voting or otherwise acting in their capacity as members of the Executive Committee, the Representatives of a Partner will have no obligation to consider what may be in the best interests of any other Partner and will have no fiduciary or other obligations to any other Partner. All the members of the Executive Committee designated by a Partner will, together, have one vote, which they will cast as determined by the Partner (or by those representatives in accordance with authority granted to them by the Partner). Except as provided in subsection (c) of this Section, all actions of the Executive Committee will be by majority vote (based upon one vote per Partner). Each Partner will have the power to remove and replace any member of the Executive Committee designated by that Partner.

                (b) The business and affairs of the Partnership will be managed by or under the direction of the Executive Committee, except (i) as specifically provided in this Agreement or in the Management Agreement, and (ii) that, except as provided in subsection (c) of this Section, the Executive Committee may delegate authority to the Managing General Partner or its designees to manage the affairs of the Partnership.

                (c) Each of the following matters will require the unanimous vote of the Executive Committee (based upon one vote per Partner):

                    (i) The acquisition by the Partnership of any real property, other than the acquisition by the Partnership of the Original Properties.

                    (ii) The sale of any real property to a Partner or an
                Affiliate of a Partner, other than upon exercise by that Partner or its Affiliate of an option, or under a purchase agreement, which had been approved by the Executive Committee, or upon exercise of the options dated on or before October 31, 1997 relating to portions of the Original Properties.

                    (iii) The adoption of an annual Business Plan.

                    (iv) Approval of a Master Plan relating to property owned by the Partnership.

                    (v) Any transaction or related series of transactions
                involving the expenditure by the Partnership of more than $50,000, unless the transaction or series of transactions was contemplated by a Business Plan adopted by the Executive Committee as contemplated in clause (iii), in which case the transaction or related series of transactions must be separately approved only if it exceeds the greater of $50,000 or 110% of the budgeted amount.

                    (vi) Any borrowing from, or loan to, any person (including, but not limited to, a Partner or an Affiliate of a Partner).

                    (vii) Any amendment to the Management Agreement.

                    (viii) Any decision by the Executive Committee to require
                the Partners to make Additional Capital Contributions as contemplated by Section 3.3.

                    (ix) Any agreement with a Partner or an Affiliate of a
                Partner, other than one described in clauses (i) through (vii).

                    (x) The institution of legal proceedings against anyone.

                    (xi) The selection of the Partnership's auditors.

If any Partner binds the Partnership to any undertaking or liability not authorized as provided in this Agreement, that Partner will indemnify the Partnership and each of the other Partners against, and hold each of them harmless from, any loss, liability or expense (including reasonable attorneys' fees) incurred by the Partnership or the other Partner as a result of the unauthorized action.

                (d) QUORUM. No meeting of the Executive Committee will be validly convened unless at least one member appointed by each Partner is present. The Executive Committee may act without a meeting by written consent executed on behalf of each Partner by at least one member appointed by that Partner.

                (e) MEETINGS. Meetings of the Executive Committee will be held at such place as may be determined by the Managing General Partner. Meetings may be called by any member of the Executive Committee on at least five days' prior written notice to each member. Decisions made by the Executive Committee at any meeting will be valid even if the required notice is not given if there was a quorum present at the meeting or if all Partners waived the requirement of notice, whether before or after the meeting.

                (f) CONFERENCE TELEPHONE. Meetings of the Executive Committee may be held by conference telephone or similar communications equipment by means of which all members participating in a meeting can hear each other member.

                (g) MINUTES. Minutes of each meeting of the Executive Committee will be kept by the Manager (or, if the Manager does not do that, by the Managing General Partner) and copies will be sent to each member.

                (h) LIMITATION OF LIABILITIES AND OBLIGATIONS. (i) No Partner, no Affiliate, stockholder, officer, director, employee or agent, of any Partner, and no Representative of any Partner will be liable to the Partnership, any other Partner or any Affiliate of any Partner for any breach of any alleged duty to the Partnership or to any other Partner in connection with the management of the business and affairs of the Partnership, or the exercise of any voting rights as a member of the Executive Committee, except to the extent such a breach is found to have involved a knowing violation of law, or, in the case of an individual only, an improper personal benefit.

                    (ii) Each Partner, through its Representatives, will be entitled to act with regard to the business and affairs of the Partnership in the manner it believes in its sole discretion is in the Partner's best interests, and will be entitled to cause its Representatives to vote for or against any matter submitted to a vote or for consent pursuant to this Agreement in the Partner's sole discretion as it deems to be in its best interests. Subject to clause (i), no Partner, nor any Affiliate, stockholder, officer, director, employee or agent, including any Representative, of any Partner will be liable to the Partnership or any other Partner or any Affiliate of any other Partner for any such conduct. Without limiting the foregoing, each Representative of a Partner on the Executive Committee is entitled to manage the business and affairs of the Partnership, and exercise his or her voting rights on the Executive Committee, in interest of the Partner for which such person is a Representative, even if such conduct is not in the interest of the other Partners, or the Partnership as a whole, and, subject to clause (i), no such Representative shall be liable to the Partnership, or any other Partner or any Affiliate of any Partner, for any such act or omission.

                    (iii) To the extent the provisions of this Section 5.1 eliminate or reduce any duties and liabilities of any person otherwise existing at law or in equity, the Partners have expressly agreed to eliminate or reduce those obligations. To the extent that, but for these provisions, any person would have duties (including fiduciary duties) to the Partnership, the Partners or any Affiliate of any Partner, or could be liable for failing to perform those duties, the person is entitled to rely on the provisions of this Section 5.1, and, except as provided in clause (i), will not be liable to the Partnership, any Partner or any Affiliate of any Partner for acts or omissions in good faith reliance on the provisions of this Section 5.1.

                5.2 MANAGEMENT AGREEMENT. The Partnership will enter into the Management Agreement with the Manager. Pursuant to the Management Agreement, the Manager will conduct the day-to-day activities of the Partnership, including but not limited to, overseeing planning and development of properties, overseeing sales of portions of properties to Lennar and its Affiliates upon exercise of options or otherwise, and the marketing and sale of portions of properties to other builders. The Manager will be compensated as provided in of the Management Agreement. Unless otherwise specifically directed by the Executive Committee or provided in Section 5.1, the Manager will be authorized, without further approval of the Executive Committee, to conduct the day-to-day operations and business of the Partnership in accordance with the applicable Business Plan and Budget or as otherwise provided in Section 5.5.

                5.3 INDEMNIFICATION. The Partnership shall indemnify each member of the Executive Committee, the Manager and each employee, director or officer of the Manager as follows:

                (a) OBLIGATION TO INDEMNIFY. To the extent permitted by law, the Partnership will indemnify each Partner, each person who at any time is or was a member of the Executive Committee, the Manager and each person who at any time is or was an employee, director or officer of the Manager (each, an "INDEMNIFIED PERSON") against, and will hold each Indemnified Person harmless from, any liability, loss, damage, or reasonable expense (including reasonable attorneys' fees and other costs of investigation and defense and any amounts expended in the settlement of any claims) incurred in connection with or resulting from a claim, action, suit, investigation, or proceeding (other than one brought by the Partnership on its own behalf) by reason of the Indemnified Person's being or having been a Partner, a member of the Executive Committee, the Manager or an employee, director or officer of the Manager, except in instances in which the Indemnified Person is found not to have acted in good faith or to have acted in a manner opposed to the best interests of the Partnership and, in addition, with respect to any criminal action or proceeding, except in instances in which the Indemnified Person had reasonable grounds to believe that conduct was lawful.

                (b) SOURCE OF INDEMNIFICATION. Any indemnification pursuant to this Section 5.3 will be recoverable only from the assets of the Partnership and not from the assets of the Partners.

                5.4 INSURANCE. The Partnership may purchase insurance insuring the Manager and any Person who is or was a member of the Executive Committee, an officer, employee, or agent of the Partnership, or an employee, director or officer of the Manager against any liability asserted against that Person because that Person served in that capacity or because of any action or omission by that Person in that capacity, whether or not the Partnership would have the power to indemnify the Person against the applicable liability under the provisions of this Agreement.

                5.5 ANNUAL BUSINESS PLAN. Attached to this Agreement as Exhibit C is the Business Plan for the period from the inception of the Partnership to the end of the Partnership's fiscal year ending November 30, 1997. Not later than two months before the end of each fiscal year of the Partnership, the Manager will submit to the Executive Committee a proposed Business Plan for the next succeeding Partnership fiscal year, which will include a schedule for development of particular properties, a property development budget, and, if applicable, a property acquisition budget and such other schedules and details as are reasonably necessary to enable the Partners fully to understand, and to evaluate, the proposed Business Plan. If the Executive Committee does not approve a Business Plan for a fiscal year prior to the beginning of the fiscal year, until the Executive Committee approves the Business Plan and Budget for the fiscal year:

                    (i) the Manager will continue all property development projects and marketing programs which were in process at the end of the prior fiscal year,

                    (ii) the Partnership will not begin any new property development projects,

                    (iii) any items or portions of the Business Plan and amounts of expenses provided therein which have been approved by the Executive Committee shall become operative immediately and the Partnership shall be entitled to expend funds in accordance with those operative portions;

                    (iv) the Partnership will be entitled to expend, in respect of noncapital, recurring expenses in any quarter of the then-current fiscal year, an amount equal to the budgeted amount for the corresponding quarter of the immediately preceding fiscal year, as set forth on the immediately preceding fiscal year's Business Plan, after giving effect to any dispositions or other material changes to the Partnership property or its operations during the prior fiscal year; provided, however, that if any contract approved by the Executive Committee provides for an automatic increase in costs thereunder after the beginning of the then current fiscal year, then the Partnership shall be entitled to expend the amount of such increase;

                    (v) the Partnership shall be entitled to expend funds in respect of debt service on the Partnership's financing (including the expense of curing any defaults); and

                    (vi) the Manager will cause the Partnership to conduct its other activities in a manner consistent with the way in which they were conducted during the prior fiscal year, except to the extent of differences because of prior contractual obligations of the Partnership.

                5.6 REIMBURSEMENT OF PARTNERS. (a) Each Partner shall be reimbursed by the Partnership as a cost of the Partnership for all expenses, disbursements and advances incurred or made in connection with the organization of the Partnership and the qualification of the Partnership to do business.

                (b) Each Partner shall be reimbursed on a monthly basis, or such other basis as the Executive Committee may determine, for all direct out-of-pocket expenses the Partner incurs on behalf of the Partnership (including amounts paid to other Persons to perform services to the Partnership). Except to the extent provided in the Management Agreement, no Partner will be reimbursed for time spent by its employees on matters relating to the Partnership.

                5.7 OUTSIDE ACTIVITIES. Any Partner or Affiliate of a Partner may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities which conflict with or are in direct competition with the Partnership. Without limiting what is said in the preceding sentence, any Partner or any Affiliate of a Partner (including Lennar, even though it is the Manager) may acquire properties for its own account without considering whether those properties would be suitable for the Partnership, and if a Partner or an Affiliate of a Partner (including Lennar in its role as Manager) proposes to the Executive Committee that the Partnership acquire a property on particular terms but the Executive Committee does not approve the acquisition of the property, the Partner who proposed that the Partnership acquire the property, or any other Partner, may acquire all or any portion of the property for its own account on the same terms as those on which it was proposed that the Partnership acquire the property or on any other terms, even if the other terms are more favorable to the buyer than the terms proposed to the Partnership.

                5.8 DEALINGS WITH PARTNERSHIP. Subject to the approval requirements of Section 5.1, any Partner or any Affiliate of a Partner (including Lennar, even though it is the Manager) may acquire properties or other assets, or interests in them, from, sell properties or other assets, or interests in them, to, borrow or lend money from or to, and enter into option agreements or other agreements with, the Partnership on any terms which are approved by the Executive Committee. Neither the Partnership nor any of the Partners will have any rights by virtue of this Agreement or the partnership relationship created by it to participate in any business ventures of any other Partners or Affiliates of other Partners or any revenues, profits or losses from any such business ventures.

                5.9 PARTNERSHIP FUNDS. Until funds of the Partnership are used in connection with Partnership activities or distributed to the Partners, the funds shall be deposited in the Partnership's name in such bank accounts as the Manager determines or may be invested in commercial paper, money market funds or other short or long term investments which the Manager deems appropriate for the Partnership.

                5.10 TITLE TO PARTNERSHIP ASSETS. All Partnership assets, whether real, personal or mixed, tangible or intangible, will be owned by the Partnership as an entity, and no Partner individually (or collectively with other Partners) will have any ownership interest in any Partnership assets. Title to Partnership assets may be held in the name of the Partnership or one or more nominees, as the Manager may determine. All Partnership assets will be recorded on the books of the Partnership as being owned by the Partnership irrespective of the name in which legal title to such Partnership assets is held.

                                   ARTICLE VI

                     Books, Records, Accounting and Reports

                6.1 RECORDS AND ACCOUNTING. Complete and accurate books of account of the Partnership will be kept at the Partnership's principal place of business and will be open to inspection by any of the Partners or their authorized representatives at any reasonable times during business hours. The books of the Partnership will be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles. All decisions as to accounting matters, except as specifically provided to the contrary in this Agreement, will be made by the Manager.

                6.2 FISCAL YEAR. The fiscal year of the Partnership will end on November 30 of each year or such other date as may be required to be used for Federal income tax purposes.

                6.3 FINANCIAL STATEMENTS AND FINANCIAL INFORMATION. (a) As soon as practicable, but in no event later than 60 days, after the close of each fiscal year, the Manager will cause financial statements of the Partnership for the fiscal year, prepared in accordance with generally accepted accounting principles, including a balance sheet, a statement of income, a statement of Partners' equity and a cash flow statement, audited by a firm of independent public accountants selected by the Manager and approved by the Executive Committee, to be given to each Partner.

                (b) As soon as practicable, but in no event later than the fifteenth day, after the end of each month, the Manager will cause a flash report regarding the net income, cash flow and other material operating results of the Partnership during the month, to be given to each Partner.

                (c) As soon as practicable, but not later than the 25th day, after the end of each month, the Manager will cause financial statements and other relevant financial information about the Partnership during and at the end of the month, to be given to each Partner.

                (d) As soon as practicable, but in no event later than 30 days, after the close of each fiscal quarter, except the last quarter of each fiscal year, the Manager will cause quarterly financial information about the Partnership, including any financial information which any Partner requires for any filing it is required to make with the Securities and Exchange Commission, any stock exchange or securities quotation system, or any other governmental or self-regulatory organization, to be given to each Partner.

                (e) The Partnership will, and will cause the Manager to, cooperate in all ways with each of the Partners in enabling the Partner to make all filings it is required to make generally, or in connection with offerings of its securities or other transactions, with the Securities and Exchange Commission, any stock exchange or securities quotation system, or any other governmental agency or self-regulatory organization, including causing financial information to be prepared in sufficient detail to enable the Partner to comply with applicable Securities and Exchange Commission or other governmental regulations and including permitting auditors for the Partner to review the audit workpapers relating to the Partnership and to make comfort reviews or other reviews regarding the Partnership.

                6.4 OTHER INFORMATION. The Manager may release to the public such information concerning the operations of the Partnership as is customary in the industry or required by law or regulation of any regulatory body.

                6.5 REIMBURSEMENT. The Partnership will pay all costs relating to matters described in this Article VI.


                                   ARTICLE VII

                                   Tax Matters

                7.1 RECOGNITION OF PARTNERSHIP. The Partners recognize that this Agreement creates a partnership for U.S. Federal income tax purposes, and the Partners shall not elect to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the Code, or any similar state statute.

                7.2 PREPARATION OF TAX RETURNS. The Managing General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for Federal and state income or other tax purposes and shall use all reasonable efforts to furnish to each Partner within 75 days after the close of each taxable year the tax information reasonably required by the Partners for Federal and state income tax reporting purposes. Each Partner shall provide to the Manager, when and as requested, all information concerning the affairs of the Partner which is reasonably required to permit the preparation of such returns. The Partnership will not file any federal or state income tax return until it has been approved by the Executive Committee.

                7.3 ACCOUNTING METHODS; TAX ELECTIONS. The classification, realization and recognition of income, gains, losses and deductions and other items with regard to the Partnership will be on the accrual method of accounting for Federal income tax purposes; PROVIDED that the Managing General Partner may change the method of accounting used for Federal income tax purposes if the Managing General Partner determines that such a change would be possible and desirable. The taxable year of the Partnership will be the same as the Partnership's fiscal year, unless the Managing General Partner determines otherwise. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code. The Managing General Partner may make or revoke (if made) the election under Section 754 of the Code. Except as specifically provided in this Agreement, the Managing General Partner may determine whether the Partnership should make any other available tax elections or select any other appropriate tax accounting methods or conventions.

                7.4 TAX CONTROVERSIES. The Managing General Partner is designated the "Tax Matters Partner" (as defined in Section 6231 of the Code) and is authorized to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities and all resulting administrative and judicial proceedings, and to expend Partnership funds for costs of professional services and other costs incurred in connection with those examinations and proceedings. Any Partner may participate in any such examination or proceeding at the Partner's expense. Each Partner shall cooperate with the Managing General Partner in connection with all tax examinations and resulting administrative or judicial proceedings. The Managing General Partner may not agree to any settlement or adjustment to any tax item in connection with any examination by any tax authority or legal proceeding without the consent of the Executive Committee.

                7.5 WITHHOLDING. Notwithstanding any other provision of this Agreement, the Managing General Partner is authorized to cause the Partnership to comply with any Federal, state, local or foreign withholding requirement with respect to any payment or distribution by the Partnership to any Partner or other Person. Any amount withheld from a payment or distribution to a Partner and paid over to a tax authority will, for the purposes of this Agreement, be treated as having been paid or distributed to the Partner. Any amount withheld from any payment or distribution by any Person to the Partnership will be treated as a distribution to the Partners allocated among them in accordance with Section 4.3 or Article X, as the case may be.

                7.6 REIMBURSEMENT. The Managing General Partner will be reimbursed for all out-of-pocket costs relating to matters described in Sections
7.2 through 7.5.


                                  ARTICLE VIII

                              Transfer of Interests

                8.1 RESTRICTIONS ON TRANSFER. Except as otherwise provided in this Article VIII, no Partner may directly or indirectly assign, transfer, hypothecate, or otherwise dispose of all or any portion of its Partnership Interests (including, without limitation, any right to receive distributions or allocations of profits or losses in respect of such Partnership Interests), whether voluntarily, by operation of law or otherwise (a "TRANSFER" for purposes of this Article VIII), and any attempt to do so will be null and void and will not bind, or be recognized by, the Partnership. In addition, neither Lennar nor LNR may, without the prior written consent of the other of them, transfer any interest in the Managing General Partner or the General Partner.

                8.2 PERMISSIBLE TRANSFERS. Notwithstanding the provisions of
Section 8.1, at any time after November 30, 2002, a Partner may, upon compliance with Section 8.3, transfer all, but not less than all, of the Partner's Partnership Interests to a Person on terms permitted by Section 8.3, provided that (i) the transferee agrees in writing (in a form approved by the other Partner) to be bound as a party to this Agreement and (ii) the Partnership receives a written opinion from its counsel that the transferee's acquisition of the Partnership Interest will not cause the termination of the Partnership or loss of partnership status under the Code or cause the Partnership to be deemed to be other than a U.S. partnership for purposes of the Code.

                8.3 RIGHT OF FIRST REFUSAL. If a Partner (the "DISPOSING PARTNER") proposes to transfer all, but not less than all, of its Partnership Interests to any Person, the Disposing Partner may give the other Partner (the "NOTIFIED PARTNER") a written notice (a "NOTICE OF INTENTION") stating that the Disposing Partner intends to sell its Partnership Interests, identifying the Person to whom the

Partnership Interests are to be sold and stating the price and other terms of the proposed sale. The Notified Partner may then, by a notice to the Disposing Partner given within 30 days after the day on which the Notice of Intention was given, elect to purchase the Partnership Interests of the Disposing Partner for the price and on the terms specified in the Notice of Intention. If the Notified Partner gives that notice, the closing of the purchase will take place at the Partnership's principal office (or another place agreed upon by the Disposing Partner and the Notified Partner) at a time and on a date specified in the notice, which is not fewer than 10 nor more than 30 days after the day on which the notice is given. If the Notified Partner does not give that notice, the Disposing Partner may within 90 days after the end of the 30 day period, sell the Disposing Partner's Partnership Interests to the Person identified in the Notice of Intention for a price, and on other terms, which are not more favorable to the buyer than those stated in the Notice of Intention.

                                   ARTICLE IX

                              Admission of Partners

                9.1 ADMISSION OF ADDITIONAL PARTNERS. The Partners may by unanimous written consent (but not otherwise), admit new Partners to the Partnership from time to time. Each new Partner will be admitted when the new Partner executes this Agreement or an appropriate supplement to it in which the new Partner agrees to be bound by the terms and provisions of this Agreement as they may be modified by that supplement. Admission of a new Partner will not cause dissolution of the Partnership.

                9.2 INTEREST OF NEW PARTNER. A newly admitted Partner's Capital Contribution and share of the Partnership's profits and losses will be set forth in the written consents of the Partners described in Section 9.1.


                                    ARTICLE X

                           Dissolution and Liquidation

                10.1 DISSOLUTION. Except as otherwise provided in this Agreement, the business of the Partnership will be continued by the Partners pursuant to this Agreement, notwithstanding the occurrence of any event which would result in the dissolution of a Partnership under the laws of the State of Florida, and no Partner will be released or relieved of any duty or obligation under this Agreement by reason of any such event. The Partnership will dissolve, and its affairs will be wound up, upon:

                (a) the unanimous approval of all the Partners;

                (b) an election to dissolve the Partnership by a Partner as provided in Section 1.4;

                (c) the bankruptcy or insolvency of the Partnership; or

                (d) the sale or disposition of all or substantially all of the assets of the Partnership.

                10.2 EFFECT OF DISSOLUTION. Upon dissolution of the Partnership in accordance with Section 10.1, the Partnership will conduct only activities necessary to wind up its affairs.

                10.3 LIQUIDATION. Upon dissolution of the Partnership pursuant to Section 10.1, as expeditiously as possible, the Executive Committee shall appoint a special liquidator (which may be a Partner and may be the Manager) to wind up the affairs of the Partnership, liquidate the assets of the Partnership in accordance with a plan prepared by the liquidator and approved by the Executive Committee, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                (a) to the payment of all costs and expenses of the liquidation;

                (b) to creditors of the Partnership, including Partners, in order of priority provided by law, and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the liquidator to be appropriate for that purpose; and

                (c) to the Partners in accordance with the positive balances in their respective Capital Accounts, after taking into account all adjustments to Capital Accounts for all periods.

If upon liquidation of the Partnership any Partner has a deficit balance in its Capital Account, that Partner shall promptly contribute the amount of the deficit to the Partnership for payment or distribution in accordance with the preceding sentence.

                10.4 DISTRIBUTION IN KIND. If upon dissolution of the Partnership, the liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and may distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.3(b), undivided interests in the Partnership assets which the liquidator deems not suitable for liquidation. Any such distributions in kind will be subject to such conditions relating to the disposition and management of particular assets as the liquidator deems reasonable and equitable and to any options and any agreements governing the operation of those assets which are in effect when they are distributed in kind. The liquidator shall determine the fair market value of any asset distributed in kind using such reasonable method of valuation as it deems appropriate.

                10.5 REASONABLE TIME FOR WINDING UP. A reasonable time will be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 10.3 in order to minimize any losses otherwise attendant upon such winding up.

                10.6 WAIVER OF PARTITION. Each Partner waives any right to partition of the Partnership property.

                10.7 VOLUNTARY TERMINATION. Notwithstanding anything contained in this Article X to the contrary, if either Partner desires to terminate the Partnership pursuant to Section 1.4, that Partner (the "TERMINATING PARTNER") will give written notice to the other Partner (the "RECEIVING PARTNER") of its intention to terminate. The Receiving Partner will then have 30 days either to
(i) agree in writing to a termination of the Partnership in accordance with Sections 10.1 through 10.5, or (ii) propose a price at which the Receiving Partner would be willing to purchase the Partnership Interests of the Terminating Partner. If the Receiving Partner proposes a purchase price, the Terminating Partner may (i) accept the proposed purchase price and sell its Partnership Interests to the Receiving Partner for the proposed purchase price, or (ii) reject the proposed purchase price and buy the Receiving Partner's Partnership Interests for the proposed purchase price.


                                   ARTICLE XI

                               General Provisions

                11.1 INDEMNIFICATION BY PARTNERS. Each Partner will indemnify the Partnership and each of the other Partners against, and hold each of them harmless from, any expense or liability resulting from or arising out of any gross negligence or wilful misconduct on the part of the indemnifying Partner to the extent the amount is not covered by insurance carried by the Partnership.

                11.2 CONTRIBUTION BY PARTNERS. If any Partner (the "Paying Partner") makes any payment as a result of a liability of the Partnership, or incurs any costs or expenses on behalf of the


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Partnership, and the Paying Partner is not promptly reimbursed by the
Partnership for the amount paid, or the costs or expenses incurred, by the Paying Partner, each other Partner will make a payment to the Paying Partner, promptly after being requested to do so by the Paying Partner, equal to (i) the amount paid, or the costs or expenses incurred, by the Paying Partner, times
(ii) the other Partner's Percentage Interest, so that, after the payments by all the other Partners, each Partner (including the Paying Partner) will have borne a portion of the total amount paid by all the Partners as a result of the liability of the Partnership, or the total costs or expenses incurred by all the Partners on behalf of the Partnership, equal to the Partner's Percentage Interest.

                11.3 NOTICES. Any notice, report or other communication required or permitted to be given to a Partner under this Agreement must be in writing and will be deemed given or made when delivered in person or sent by facsimile transmission, or on the third day after the day when mailed by first class mail from within the United States of America, to the Partner at the following address (or at the most recent address specified to the sender by the addressee in the manner provided in this Section):

                    If to Lennar Land Partners Sub, Inc.

                    Lennar Land Partners Sub, Inc.
                    c/o Lennar Corporation
                    700 N.W. 107th Avenue
                    Miami, Florida  33172
                    Attention: President
                    Facsimile No.: (305) 226-7691

                    If to LNR Land Partners Sub, Inc.

                    LNR Land Partners Sub, Inc.
                    c/o LNR Property Corporation
                    760 N.W. 107th Avenue
                    Miami, Florida  33172
                    Attention: President
                    Facsimile No.:  305-226-7691

                11.4 AMENDMENTS. This Agreement may be amended at any time with the written consent of all Partners.

                11.5 TITLES AND CAPTIONS. The article and section titles or captions in this Agreement are for convenience only, and are not intended to affect the terms or the interpretation of this Agreement.

                11.6 BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns, except to the extent of any contrary provision in this Agreement.

                11.7 INTEGRATION. This Agreement constitutes the entire agreement among the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings relating to that subject matter.


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


                11.8 CREDITORS. None of the provisions of this Agreement will be for the benefit of or enforceable by any creditors of the Partnership or of any Partner.

                11.9 COUNTERPARTS. The parties may execute this Agreement in two or more counterparts, each of which will be an original, but all of which will constitute one and the same document.

                11.10 APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Florida.

                11.11 SURVIVAL. All indemnities and reimbursement obligations in this Agreement will survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to any matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

                IN WITNESS WHEREOF, the undersigned have executed this Agreement or caused it to be executed on their behalf, as of the date shown on the first page of this Agreement.

LENNAR LAND PARTNERS SUB, INC.                LNR LAND PARTNERS SUB, INC.

By:/S/ CORY J. BOYDSTON                       By:/S/ SHELLY RUBIN
   ---------------------                         ------------------------
  Name: Cory J. Boydston                         Name: Shelly Rubin
  Title: Vice President                          Title: Vice President

Address:                                      Address:

700 Northwest 107th Avenue                    760 Northwest 107th Avenue
Miami, Florida  33172                         Miami, Florida  33172
Facsimile No.:                                Facsimile No.:


LENNAR CORPORATION                            LNR PROPERTY CORPORATION

By:/S/ CORY J. BOYDSTON                       By:/S/ SHELLY RUBIN
   ---------------------                         -----------------------
   Name: Cory J. Boydston                        Name: Shelly Rubin
   Title: Vice President                         Title: Vice President

Address:                                      Address:

700 Northwest 107th Avenue                    760 Northwest 107th Avenue
Miami, Florida  33172                         Miami, Florida  33172
Facsimile No.:                                Facsimile No.:


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